Exhibit 99.1

Your Community Bankshares, Inc. Announces Closing of $25.0 Million Subordinated Debt Offering by Its Wholly Owned Banking Subsidiary, Your Community Bank

NEW ALBANY, Ind. (December 11, 2015) - Your Community Bankshares, Inc. (the “Company”) (NASDAQ: YCB) today announced that its wholly-owned banking subsidiary, Your Community Bank (the “Bank”), has completed the issuance of $25.0 million in aggregate principal amount of subordinated notes due December 15, 2025 (the “Notes”).  The Notes were issued by the Bank pursuant to a Note Purchase Agreement dated December 10, 2015.

The Notes will bear a fixed interest rate of 6.250% per year from, and including December 15, 2015 to, but excluding December 15, 2020.  From, and including December 15, 2020 to the maturity date or any earlier redemption date, the interest rate will be a floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus 459 basis points (4.59%). The Notes were priced at 100% of their par value. The Notes are callable at their par value in whole or in part on December 15, 2020 or any interest payment date thereafter.

The Notes will qualify as Tier 2 regulatory capital for the Bank and the Company, and the intended use of proceeds is redemption of the $28.0 million outstanding of Senior Non-cumulative Perpetual Preferred Stock issued in 2011 to the U.S. Treasury under the Small Business Lending Fund program, and general corporate purposes.

The Notes were assigned an investment grade rating of BBB by Kroll Bond Rating Agency.

Keefe, Bruyette & Woods, A Stifel Company served as sole placement agent for the Notes offering.

This press release is for information purposes only and is not an offer to sell or the solicitation of an offer to buy any security of the Bank or the Company.

Your Community Bankshares, Inc.

Your Community Bankshares, Inc. is a bank holding company headquartered in New Albany, Indiana. It includes one wholly owned, state-chartered subsidiary bank, Your Community Bank. The Company operates more than 30 financial centers in Indiana and Kentucky. The Banks are engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, the Banks originate and sell into the secondary market mortgage loans for the purchase of single-family homes. For more information visit www.yourcommunitybank.com

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2014 Form 10-K and subsequent 10-Q’s filed with the Securities and Exchange Commission.

Your Community Bankshares, Inc.

Paul Chrisco, 812-981-7375

CFO